EXHIBIT 12
                                                                      ----------


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------

                            DPL INC. CONSOLIDATED             2001      2000      2000      1999      1998      1997      1996
                              SEC COVERAGE RATIOS
                                                            9 Mos.    9 Mos.    12 Mos.   12 Mos.   12 Mos.  12 Mos.   12 Mos.
                                                             Ended     Ended     Ended     Ended     Ended     Ended     Ended
                                                           9/30/01   9/30/00  12/31/00  12/31/99  12/31/98  12/31/97  12/31/96
                                                           -------   -------  --------  --------  --------  --------  --------

Ratio of Earnings to Fixed Charges (SEC Method):

Fixed Charges:

    Interest on First Mortgage Bonds ...................    31,918    31,945    42,591    48,291    61,540    65,507    68,655

    Other Interest Expense .............................    99,212   147,813   184,139    62,461    31,406    20,832    20,383

    Interest Component of Rentals ......................       101       103       160       114       126       167       320
                                                           -------   -------   -------   -------    ------    ------    ------

        Total Fixed Charges ............................   131,231   179,861   226,890   110,866    93,072    86,506    89,348


Earnings:

    Income from Continuing Operations (before  Preferred
    dividends) .........................................   183,603   119,777   285,828   205,085   189,969   182,263   173,769

    Plus:  Income Taxes ................................   110,149    70,471   156,640   127,948   120,394   105,443   103,477

          Fixed Charges (defined above) ................   131,231   179,861   226,890   110,866    93,072    86,506    89,358
                                                           -------   -------   -------   -------    ------    ------    ------

      Total ............................................   424,983   370,109   669,358   443,899   403,435   374,212   366,604


                 Ratio = Earnings/Fixed Charges = ......   424,983   370,109   669,358   443,899   403,435   374,212   366,604
                                                           -------   -------   -------   -------    ------    ------    ------
                                                           131,231   179,861   226,890   110,866    93,072    86,506    89,358


      Ratio of Earnings to Fixed Charges - (SEC) Method)      3.24      2.06      2.95      4.00      4.33      4.32      4.10